EXHIBIT 99.1

Press Release
June 1, 2005
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Revises Second Quarter Outlook

FORT WAYNE, INDIANA, June 1, 2005 – Steel Dynamics, Inc. (NASDAQ:STLD) today revised its outlook for the second quarter. Continued soft demand coupled with the unforeseen significant drop in scrap prices for delivery in May and June and the resulting drop in contract and spot pricing for finished steel products in June has caused the company’s expected second quarter results to moderately decrease from its early second quarter estimate of $1.35 to $1.40 per diluted share. The company now expects second quarter earnings per diluted share to be in the range of $1.10 to $1.15, similar to first quarter results. The lower expectations are somewhat driven by FIFO scrap considerations which largely flow through into the third quarter.

Demand for flat-rolled steel products remains soft, but demand has begun to pick up in the structural and SBQ markets. The company continues to believe that demand for flat-rolled products will improve in the third quarter. The recent significant decline in scrap prices will favorably impact the company’s production costs in the third quarter when lower cost scrap inventories are consumed, thereby potentially improving profit margins. SDI continues to see 2005 as a very good year and expects its earnings to rival those of 2004. The company currently expects 2005 steel shipments to grow 5 to 10 percent over 2004, primarily due to increased shipments by newer operations.

Forward Looking Statements

This press release contains predictive statements about future events, including statements related to future shipments, sales and earnings of the company, the economic environment, particularly the effects of global and U.S. supply and demand for steel, the company’s successful production and marketing of new products, operation of production facilities, and future financial benefits to the company as a result of operating these facilities and selling these products. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from current expectations.

The company refers you to a detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in Steel Dynamics’ December 31, 2004 Annual Report on Form 10-K under the “Special Note Regarding Forward Looking Statements” heading and in the section on “Risk Factors,” as well as in other reports which the company from time to time files with the Securities and Exchange Commission. These reports are available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590 f.warner@steeldynamics.com